Exhibit 11 - Computation of net earnings per share



                              Nine Months (39 Weeks) Ended   Three months (13 Weeks) Ended
                              Sep. 28, 1996  Sep. 30, 1995   Sep. 28, 1996   Sep. 30, 1995
                               (Unaudited)    (Unaudited)     (Unaudited)     (Unaudited)
Primary:

Primary net earnings.......... $165,713,660   $200,245,171     $57,887,023     $63,003,044
                               ============   ============     ===========     ===========

Average shares outstanding
  (excludes dilutive effect
   of employee stock options
   because less than 3%)......   87,673,653     87,413,820      87,703,051      87,455,135
                                 ==========     ==========      ==========      ==========

Primary
  net earnings per share......      $1.8901        $2.2908          $.6600          $.7204
                                    =======        =======          ======          ======

Fully diluted:

Fully diluted net earnings.... $165,713,660   $200,245,171     $57,887,023     $63,003,044
                               ============   ============     ===========     ===========

Fully diluted average shares outstanding:

  Primary shares outstanding..   87,673,653     87,413,820      87,703,051      87,455,135

  Dilutive effect of
    employee stock options....      107,337        192,034          71,533         158,110
                                 ----------     ----------      ----------      ----------
                                 87,780,990     87,605,854      87,774,584      87,613,245
                                 ==========     ==========      ==========      ==========

Fully diluted
  net earnings per share......      $1.8878        $2.2858          $.6596          $.7191
                                    =======        =======          ======          ======


    The information furnished has not been audited and is subject to year-end adjustments.